Exhibit 10.11

NOTE EXTENSION AGREEMENT

THIS NOTE EXTENSION AGREEMENT (this “Agreement”) is entered into and made effective as of July 10, 2024, by and between 1847 Holdings LLC, a Delaware limited liability company (the “Maker”), and __________ (the “Holder”).

WHEREAS, the Maker and the Holder entered into that certain 20% OID Subordinated Note, dated as of August 11, 2023, for the original principal amount of __________ ($_____) (the “Original Note”), which was amended pursuant to a Note Extension Agreement dated as of February 9, 2024 (the “First Note Extension”) pursuant to which the original principal amount of the Original Note was increased to $_____ and the Maturity Date of the Original Note was extended to April 11, 2024 and was thereafter amended again pursuant to a Second Note Extension Agreement dated as of April 11, 2024 (the “Second Note Extension”) to which the principal amount was increased to $______ and the Maturity Date of the Original Note was extended to July 10, 2024 (the “Second Amended Maturity Date”) (together, the “Amended Note”);

WHEREAS, the Maker and the Holder desire to enter into this Agreement in order to (i) further extend the Maturity Date for a period of 90 days from the date of the expiry of the Second Amended Maturity Date, or the date of the completion of a Subsequent Financing (as is defined under the Securities Purchase Agreement, dated as of August 11, 2023), or whichever is earlier and (ii) increase the original principal amount of the Amended Note by twenty-five percent (25%) over and above the current principal amount as set forth in the Second Note Extension.

NOW, THEREFORE, this Agreement herby amends the Amended Note (i) to further extend the Maturity Date as stated below, and (ii) to increase the Principal Amount of the Amended Note, as indicated below, as consideration for the further extension of the Maturity Date. This Agreement supersedes and merges all prior and contemporaneous promises, representations, and agreements with respect to amendments to the Amended Note. The terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, including any future holder of Amended Note. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles.

Holder:

New Principal Amount: $

New Maturity Date: October 10, 2024

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the day and year first written above.

MAKER

1847 Holdings LLC,
a Delaware limited liability company

By:
Name:	Ellery W. Roberts
Title:	Chief Executive Officer

HOLDER

By:
Name: